Exhibit 23.1




                          CONSENT OF ERNST & YOUNG LLP



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-18899) pertaining to the Outside Directors Stock Option Plan of Specialty Teleconstructors, Inc. of our reports dated February 20, 1998, with respect to the financial statements of OmniAmerica Holdings Corporation for the period ended December 31, 1997 and March 31, 1998, with respect to the statements of assets sold by HSW Associates, Inc. as of December 31, 1997 and statements of revenues and direct operating expenses of assets sold by HSW Associates, Inc. for the years ended December 31, 1997 and 1996, each included in this Report on Form 8-K/A.


                                                             ERNST & YOUNG LLP


Dallas, Texas
July 7, 1998